UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2009

TRICO MARINE SERVICES, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-33402	72-1252405
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10001 Woodloch Forest Drive, Suite 610 The Woodlands, Texas	77380
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 780-9926

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 21, 2009, Trico Marine Services, Inc. (“Trico”) issued a press release announcing that Rishi Varma, currently Trico’s Chief Administrative Officer, Vice President and General Counsel, will become Trico’s Senior Vice President and Chief Operating Officer effective January 1, 2010.

Mr. Varma’s election as Senior Vice President and Chief Operating Officer was unanimously approved by Trico’s board of directors on December 8, 2009. The board also approved an increase in Mr. Varma’s base salary to $375,000 per year. Mr. Varma joined Trico in May 2005 as Trico’s General Counsel, Corporate Secretary and Director of Corporate Governance, and has since held positions of increasing responsibility. He was appointed to Chief Administrative Officer in March 2007. In June 2006, Mr. Varma also became a Vice President. From February 2003 until April 2005, Mr. Varma was Securities Counsel and Director of Corporate Governance with EGL, Inc., an international logistics company. From February 2000 to May 2002, Mr. Varma was an associate in the Business and Technology group of the law firm of Brobeck, Phleger and Harrison, L.P. From August 1997 until January 2000, Mr. Varma was an associate in the corporate department of the law firm of Rosenman & Colin, LLP.

There are no arrangements or understandings between Mr. Varma and any other person pursuant to which he was selected as an officer. Mr. Varma does not have any family relationship with any director or other executive officer of Trico or any person nominated or chosen by Trico to become a director or executive officer, and there are no transactions in which Mr. Varma has an interest requiring disclosure under Item 404(a) of Regulation S-K.

The press release announcing Mr. Varma’s promotion is filed herewith as Exhibit 99.1, and is incorporated herein by reference.

Item 9.01.   Financial Statements and Exhibits.

(d) Exhibits

99.1	Press release of Trico Marine Services, Inc. dated December 21, 2009

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 21, 2009

TRICO MARINE SERVICES, INC.

By:  /s/ Rishi A. Varma

Name:  Rishi A. Varma
Title:    Chief Administrative Officer, Vice President
and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release of Trico Marine Services, Inc. dated December 21, 2009